CERTIFICATE ELIMINATING

REFERENCE TO A SERIES
OF SHARES OF STOCK FROM THE
CERTIFICATE OF INCORPORATION
OF
SAIA, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “corporation”) is Saia, Inc.

2. The designation of the series of shares of stock of the corporation to which this certificate relates is Series A Junior Participating Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the corporation has adopted the following resolution:

RESOLVED, that none of the authorized shares of stock of the Series A Junior Participating Preferred Stock are outstanding;

FURTHER RESOLVED, that none of the said series of the shares of stock of the corporation will be issued; and

FURTHER RESOLVED, that the Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary be, and hereby are, authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the corporation all reference to the said series of shares of stock.

Signed on December 16, 2010

Saia, Inc.

/s/ Richard D. O’Dell

Name: Richard D. O’Dell

Title: Chief Executive Officer